Exhibit 99.1

TACTILE SYSTEMS TECHNOLOGY, INC. REPORTS FOURTH QUARTER AND FULL YEAR 2016 FINANCIAL RESULTS; PROVIDES 2017 OUTLOOK

Q4 Revenue Increased 35% Year-over-Year; Full Year 2016 Revenue Up 34%

MINNEAPOLIS, MN, February 27, 2017 – Tactile Systems Technology, Inc. (“Tactile Medical”) (Nasdaq: TCMD), a medical technology company that develops and provides innovative medical devices for the treatment of chronic diseases at home, today reported financial results for the fourth quarter and year ended December 31, 2016.

Fourth Quarter 2016 Highlights

•	Revenue of $28.5 million increased 35% over revenue of $21.2 million in fourth quarter 2015.
-	Flexitouch® revenue increased 36% year-over-year to $25.4 million, from $18.7 million.
-	Revenue from sales of the Company’s Entré™ and ACTitouch® Systems increased 21% year-over-year, to $3.1 million, from $2.5 million.
•	Operating income of $3.3 million, or 11.6% of revenue, compared to $3.2 million, or 15.3% of revenue, in the fourth quarter of 2015.
•	Net income of $2.4 million, or 8.4% of revenue, compared to net income of $1.3 million, or 5.9% of revenue, in the fourth quarter of 2015.
•	Adjusted EBITDA of $4.4 million, or 15.6% of revenue, compared to $3.5 million, or 16.7% of revenue, in the fourth quarter of 2015.

Full Year 2016 Highlights

•	Revenue of $84.5 million increased 34% over revenue of $62.9 million in 2015.
-	Flexitouch® revenue increased 34% year-over-year to $73.4 million, from $54.7 million.
-	Revenue from sales of the Company’s Entré™ and ACTitouch® Systems increased 37% year-over-year, to $11.1 million, from $8.1 million.
•	Operating income of $4.3 million, or 5.1% of total revenue, compared to $3.5 million, or 5.5% of revenue, in 2015.
•	Net income of $2.9 million, or 3.4% of total revenue, compared to net income of $1.4 million, or 2.2% of revenue, in 2015.
•	Adjusted EBITDA of $7.0 million, or 8.2% of total revenue, compared to $4.6 million, or 7.3% of revenue, in 2015.
•	Field team deployment increased approximately 37%, to over 125 salespeople, from 91 salespeople at the end of 2015.

“We were excited to bring the year to a close with another quarter of strong top-line growth enabling us to achieve a 34% revenue increase in 2016,” said Gerald R. Mattys, Chief Executive Officer. “Our performance during the fourth quarter, which exceeded our expectations, was driven primarily by outstanding execution in sales of our flagship product, Flexitouch, and benefited from a continuation of the strong tailwinds that we experienced throughout 2016 from our field sales team expansion, increased awareness of the clinical and economic benefits of Flexitouch in the marketplace, and expanded patient access to our products as a result of new payer contracts.”

Mr. Mattys continued: “As we move into 2017, the team at Tactile Medical is focused on expanding our domestic sales coverage, increasing clinical awareness of and reimbursement access for our products, and expanding our product portfolio through the continued design, clearance and launch of new products and new clinical indications.”

The following table summarizes revenues by product for the three and twelve months ended December 31, 2016 and 2015:

	Three Months Ended December 31,		Increase		Twelve Months Ended December 31,		Increase
($,thousands)	2016	2015	$ Change	% Change	2016	2015	$ Change	% Change
Flexitouch System	$25,425	$18,647	$6,778	36.3%	$73,413	$54,745	$18,668	34.1%
ACTitouch & Entré Systems	3,053	2,513	540	21.5%	11,129	8,127	3,002	36.9%
Total Revenue:	$28,478	$21,160	$7,318	34.6%	$84,542	$62,872	$21,670	34.5%

Fourth Quarter 2016 Financial Results

Revenue for the fourth quarter of 2016 increased $7.3 million, or 35%, to $28.5 million, compared to $21.2 million for the quarter ended December 31, 2015. The increase in revenue was driven by an increase of $6.8 million, or 36% year-over-year, in sales of the Flexitouch System and an increase of $0.5 million, or 21% year-over-year, in sales of the Entré and ACTitouch Systems. The increase in Flexitouch sales was primarily driven by sales team focus and the expansion of the Company’s sales force, increased physician and patient awareness of the lymphedema condition, and increased contractual coverage with national and regional insurance payers.

Gross profit for the fourth quarter of 2016 increased $4.9 million, or 30%, to $21.0 million, compared to $16.1 million for the fourth quarter of 2015. Gross margin was 73.6% of sales in the fourth quarter of 2016 compared to 76.0% of sales for the fourth quarter of 2015. The year-over-year change in the gross margin rate was driven primarily by payer mix and related contract pricing.

Operating expenses for the fourth quarter of 2016 increased $4.8 million, or 37%, to $17.7 million, compared to $12.8 million for the fourth quarter of 2015. The increase in total operating expenses in the fourth quarter was primarily driven by an increase of $2.7 million, or 38%, in sales and marketing expenses due to continued investment in field sales team expansion and increased variable sales expense on higher revenues, and a $2.3 million, or 54%, increase in reimbursement, general and administrative expenses due to increased personnel, stock compensation expense and public company costs.

Operating income for the fourth quarter of 2016 increased approximately $47,000, or 1%, to $3.3 million, compared to $3.2 million for the fourth quarter of 2015. Operating margin decreased to 11.6% of sales in the fourth quarter of 2016, compared to 15.3% of sales for the fourth quarter of 2015, when the Company was privately held.

Net income for the fourth quarter of 2016 increased $1.1 million, or 89%, to $2.4 million, compared to $1.3 million for the fourth quarter of 2015. Net margin was 8.4% of sales for the fourth quarter of 2016, compared to 5.9% of sales for the fourth quarter of 2015. Net income attributable to common stockholders increased to $2.4 million, or $0.13 per diluted share, compared to net income attributable to common stockholders of $0.3 million, or $0.06 per diluted share, last year. Net income attributable to common stockholders in the fourth quarter of 2015 reflected the accrual of convertible preferred dividends of $0.4 million. Weighted average shares used to compute diluted net income per share were 18.7 million and 4.9 million for the fourth quarter of 2016 and 2015, respectively.

Adjusted EBITDA increased $0.9 million, or 26%, to $4.4 million, compared to $3.5 million for the fourth quarter of 2015. Adjusted EBITDA margin was 15.6% of sales for the fourth quarter of 2016, compared to 16.7% of sales for the fourth quarter of 2015.

Full Year 2016 Financial Results

Revenue for the full year 2016 increased $21.7 million, or 34%, to $84.5 million, compared to revenue of $62.9 million in 2015. The increase in revenue was driven by an increase of approximately $18.7 million, or 34% year-over-year, in sales of the Flexitouch System and an increase of approximately $3.0 million, or 37%, in sales of the Entré and ACTitouch Systems, compared to 2015.

Net income for 2016 increased approximately $1.5 million, or 107%, to $2.9 million, compared to net income of $1.4 million for 2015. Net margin was 3.4% of sales for 2016, compared to 2.2% of sales for 2015. Net income attributable to common stockholders for 2016 was $1.6 million, or $0.15 per diluted share, compared to a net loss of ($0.5) million, or ($0.15) per diluted share for 2015. Net income attributable to common stockholders for 2016 included the accrual of convertible preferred dividends of $1.2 million, compared to $1.8 million for 2015. Weighted average shares used to compute diluted net income (loss) per share were 10.8 million and 2.9 million for 2016 and 2015, respectively.

Adjusted EBITDA increased $2.4 million, or 51%, to $7.0 million, compared to $4.6 million for 2015. Adjusted EBITDA margin was 8.2% of sales for 2016, compared to 7.3% of sales for 2015.

Cash Position

At December 31, 2016, cash, cash equivalents and marketable securities were $41.7 million, compared to $7.1 million of cash and cash equivalents at December 31, 2015. On August 2, 2016, the Company completed its initial public offering (IPO), raising net proceeds of approximately $35.4 million, after deducting underwriting discounts and offering expenses of approximately $5.8 million. The Company paid $8.2 million in cumulative accrued dividends to its Series A preferred stockholders from its IPO proceeds. Additionally, the Company generated $7.0 million in cash flow from operations in the twelve months ended December 31, 2016. The Company had no debt outstanding at December 31, 2016 or December 31, 2015.

2017 Financial Outlook

For 2017, the Company expects revenue in the range of $101 million to $103 million, representing growth of 20% to 22% year-over-year, compared to revenue of $84.5 million in 2016.

Conference Call

Management will host a conference call at 5:00 p.m. Eastern Time on February 27th to discuss the results of the quarter and host a question and answer session. Those who would like to participate may dial 866-393-4306 (734-385-2616 for international callers) and provide access code 61792798. A live webcast of the call will also be available on the investor relations section of the Company's website at Investors.tactilemedical.com.

For those unable to participate, a replay of the call will be available for two weeks at 855-859-2056 (404-537-3406 for international callers); access code 61792798. The webcast will be archived on the investor relations section of the Company's website.

About Tactile Systems Technology, Inc.

Tactile Systems Technology, Inc. (“Tactile Medical”) is a leader in developing and marketing at-home therapy devices that treat chronic diseases such as lymphedema and venous ulcers. Our unique offering includes advanced, clinically proven pneumatic compression devices, as well as continuity-of-care services provided by a national network of product specialists and trainers, reimbursement experts, patient advocates, and clinical staff. This combination of products and services ensures that tens of thousands of patients annually receive the at-home treatment necessary to better manage their chronic conditions. Tactile Medical takes pride in the fact that our efforts increase clinical efficacy, reduce overall healthcare costs, and improve the quality of life for patients with chronic conditions.

Legal Notice Regarding Forward-Looking Statements

This release contains forward-looking statements. Forward-looking statements are generally identifiable by the use of words like "may," "will," "should," "could," "expect," "anticipate," "estimate," "believe," "intend," or "project" or the negative of these words or other variations on these words or comparable terminology. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties outside of the Company’s control that can make such statements untrue, including, but not limited to, the adequacy of the Company’s liquidity to pursue its complete business objectives; the Company’s ability to obtain reimbursement from third party payers for its products; loss or retirement of key executives; adverse economic conditions or intense competition; loss of a key supplier; entry of new competitors and products; adverse federal, state and local government regulation; technological obsolescence of the Company’s products; technical problems with the Company’s research and products; the Company’s ability to expand its business through strategic acquisitions; the Company’s ability to integrate acquisitions and related businesses; price increases for supplies and components; or the inability to carry out research, development and commercialization plans. In addition, other factors that could cause actual results to differ materially are discussed in the Company’s filings with the SEC. Investors and security holders are urged to read these documents free of charge on the SEC's website at http://www.sec.gov. The Company undertakes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Tactile Systems Technology, Inc.

Consolidated Balance Sheets

	As of December 31,
(In thousands, except share and per share data)	2016	2015
Assets
Current assets
Cash and cash equivalents	$30,701	$7,060
Marketable securities	10,994	—
Accounts receivable, net	15,003	14,151
Inventories	6,554	5,781
Deferred income taxes	—	1,766
Prepaid expenses	981	602
Total current assets	64,233	29,360
Property and equipment, net	1,563	1,346
Other assets
Patent costs, net	2,394	2,489
Medicare accounts receivable, long-term	2,823	2,039
Deferred income taxes	2,785	402
Other non-current assets	137	1,337
Total other assets	8,139	6,267
Total assets	$73,935	$36,973

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities
Accounts payable	$5,018	$3,336
Accrued payroll and related taxes	6,692	3,355
Accrued expenses	1,193	916
Future product royalties	67	991
Income taxes payable	823	904
Total current liabilities	13,793	9,502
Long-term liabilities
Deferred compensation	—	193
Accrued warranty reserve, long-term	503	—
Total liabilities	14,296	9,695
Convertible preferred stock
Series B convertible preferred stock; $0.001 par value, no shares authorized, issued or outstanding as of December 31, 2016 and 5,319,066 shares authorized and 2,733,468 shares issued and outstanding as of December 31, 2015	—	12,599
Series A convertible preferred stock; $0.001 par value, no shares authorized, issued or outstanding as of December 31, 2016 and 3,112,153 shares authorized and 3,108,589 shares issued and 3,061,488 shares outstanding as of December 31, 2015	—	20,328
Stockholders’ equity (deficit)
Preferred stock; $0.001 par value, 50,000,000 shares authorized and no shares issued and outstanding as of December 31, 2016	—	—
Common stock; $0.001 par value, 300,000,000 shares authorized, 16,833,737 shares issued and outstanding as of December 31, 2016, and 14,184,175 shares authorized and 3,222,902 shares issued and outstanding as of December 31, 2015	17	3
Additional paid-in capital	62,406	—
Accumulated deficit	(2,773)	(5,652)
Accumulated other comprehensive loss	(11)	—
Total stockholders’ equity (deficit)	59,639	(5,649)
Total liabilities and stockholders’ equity (deficit)	$73,935	$36,973

Tactile Systems Technology, Inc.

Consolidated Statements of Operations

	Three Months Ended		Year Ended
	December 31,		December 31,
(In thousands, except share and per share data)	2016	2015	2016	2015
Revenues, net	$28,478	$21,160	$84,542	$62,872
Cost of goods sold	7,523	5,069	22,940	16,908
Gross profit	20,955	16,091	61,602	45,964
Operating expenses
Sales and marketing	9,936	7,188	33,794	24,485
Research and development	1,162	1,390	4,476	4,312
Reimbursement, general and administrative	6,565	4,268	19,060	13,716
Total operating expenses	17,663	12,846	57,330	42,513
Income from operations	3,292	3,245	4,272	3,451
Other income (expense)	18	(212)	38	(194)
Income before income taxes	3,310	3,033	4,310	3,257
Income tax expense	931	1,774	1,431	1,864
Net income	2,379	1,259	2,879	1,393
Convertible preferred stock dividends	—	449	1,247	1,845
Allocation of undistributed earnings to preferred stockholders	—	521	—	—
Net income (loss) attributable to common stockholders	$2,379	$289	$1,632	$(452)
Net income (loss) per common share attributable to common stockholders
Basic	$0.14	$0.09	$0.18	$(0.15)
Diluted	$0.13	$0.06	$0.15	$(0.15)
Weighted-average common shares used to compute net income (loss) per common share attributable to common stockholders
Basic	16,819,933	3,282,597	8,913,042	2,929,438
Diluted	18,651,916	4,931,474	10,758,684	2,929,438

Tactile Systems Technology, Inc.

Consolidated Statements of Cash Flows

	Year Ended
	December 31,
(In thousands)	2016	2015	2014
Cash flows from operating activities
Net income	$2,879	$1,393	$2,070
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	799	827	706
Deferred income taxes	(611)	852	1,558
Stock-based compensation expense	1,889	316	148
Deferred compensation	—	(6)	—
Change in allowance for doubtful accounts	568	100	500
Changes in assets and liabilities
Accounts receivable	(1,420)	(509)	(4,671)
Inventories	(773)	(2,260)	(608)
Prepaid expenses and other non-current assets	(407)	(452)	(142)
Medicare accounts receivable – long-term	(784)	(737)	(381)
Accounts payable	1,737	829	547
Accrued payroll and related taxes	3,337	1,352	(601)
Accrued expenses and income taxes payable	743	1,073	44
Future product royalties	(924)	(379)	(161)
Net cash provided by (used in) operating activities	7,033	2,399	(991)
Cash flows from investing activities
Purchases of marketable securities	(11,011)	—	—
Purchases of property and equipment	(775)	(592)	(353)
Patent costs	(58)	(23)	—
Net cash used in investing activities	(11,844)	(615)	(353)
Cash flows from financing activities
Payments on notes payable	—	(13)	(9)
Proceeds from exercise of common stock options and warrants	236	914	230
Dividends paid on preferred stock	(8,207)	—	—
Fees paid for IPO	(4,777)	(1,041)	—
Proceeds from IPO	41,200	—	—
Net cash provided by (used in) financing activities	28,452	(140)	221
Net change in cash and cash equivalents	23,641	1,644	(1,123)
Cash and cash equivalents – beginning of period	7,060	5,416	6,539
Cash and cash equivalents – end of period	$30,701	$7,060	$5,416
Supplemental cash flow disclosure
Cash paid for interest	$—	$1	$1
Cash paid for taxes	$2,158	$240	$238
Non-cash investing activities
Acquisition of assets included in accounts payable	$174	$—	$—

Use of Non-GAAP Financial Measures

This press release includes the non-GAAP financial measures of Adjusted EBITDA and Adjusted EBITDA margin, which differ from financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Adjusted EBITDA represents net income less interest income, net, plus income tax expense, depreciation and amortization and stock-based compensation expense. Adjusted EBITDA and Adjusted EBITDA margin are presented because the Company believes they are useful indicators of its operating performance. Management uses the measures principally as measures of the Company's operating performance and for planning purposes, including the preparation of the Company’s annual operating budget and financial projections. The Company believes these measures are useful to investors as supplemental information because they are frequently used by analysts, investors and other interested parties to evaluate companies in its industry. The Company believes Adjusted EBITDA and Adjusted EBITDA margin are useful to its management and investors as measures of comparative operating performance from period to period.

Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP financial measures and should not be considered as alternatives to, or superior to, net income or loss or net margin as a measure of financial performance or cash flows from operations as a measure of liquidity, or any other performance measure derived in accordance with GAAP, and they should not be construed to imply that the Company's future results will be unaffected by unusual or non-recurring items. In addition, the measures are not intended to be measures of free cash flow for management’s discretionary use, as they do not reflect certain cash requirements such as tax payments, debt service requirements, capital expenditures and certain other cash costs that may recur in the future. Adjusted EBITDA and Adjusted EBITDA margin contain certain other limitations, including the failure to reflect our cash expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized. In evaluating Adjusted EBITDA and Adjusted EBITDA margin, you should be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments in this presentation. The Company's presentation of Adjusted EBITDA and Adjusted EBITDA margin should not be construed to imply that its future results will be unaffected by any such adjustments. Management compensates for these limitations by primarily relying on the Company’s GAAP results in addition to using Adjusted EBITDA and Adjusted EBITDA margin on a supplemental basis. The Company's definition of these measures is not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation.

The following tables contain a reconciliation of Adjusted EBITDA to Net Income and Adjusted EBITDA margin to Net margin.

Tactile Systems Technology, Inc.

Reconciliation of Net Income to Non-GAAP Adjusted EBITDA

(Unaudited)

($, thousands)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015

Net Income	$2,379	$1,259	$2,879	$1,393
Interest (income)/expense, net	(22)	212	(38)	194
Income tax expense	931	1,774	1,431	1,864
Depreciation and amortization	124	205	799	827
Stock-based compensation	1,030	84	1,889	316
Adjusted EBITDA	$4,442	$3,534	$6,960	$4,594

(As a percentage of revenue)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015

Net Margin	8.4%	5.9%	3.4%	2.2%
Interest (income)/expense, net	-0.1%	1.0%	0.0%	0.3%
Income tax expense	3.3%	8.4%	1.7%	3.0%
Depreciation and amortization	0.4%	1.0%	0.9%	1.3%
Stock-based compensation	3.6%	0.4%	2.2%	0.5%
Adjusted EBITDA Margin	15.6%	16.7%	8.2%	7.3%